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                        MANUFACTURING SUPPLY AGREEMENT

                                    BETWEEN

                              SEAMED CORPORATION

                                      AND

                                 COINSTAR INC.

                                 MAY 14, 1998



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                        MANUFACTURING SUPPLY AGREEMENT

                              LIST OF EXHIBITS


               Exhibit A                      Products

              Exhibit A-1                   C6005 Pricing

               Exhibit B                       Tooling

               Exhibit C               Spare Parts Warranty List

               Exhibit D                Document Change Control
                                              Agreement

               Exhibit E                        Rates

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                               SUPPLY AGREEMENT

This Supply Agreement and all attachments (collectively the "Agreement") is made by Coinstar, Inc. ("Buyer") its principal place of business at 1800-114th Avenue S.E., Bellevue, Washington 98004, and SeaMED Corporation ("Seller") its principal place of business at 14500 N.E. 87th Street, Redmond, Washington 98052. This Agreement sets forth the terms and conditions pursuant to which Buyer and Seller will conduct business for the life of this Agreement.

Seller and Buyer agree as follows:

SECTION 1.      DEFINITIONS

Whenever used in this Agreement, the following terms shall have the following specified meanings:

1.1 "BUYERS' PLANT" means Buyer's plant located in Bellevue, Washington or such other location in the United States as Buyer may specify for delivery of any Product.

1.2 "CUSTOMER" means any customer of Buyer, any subsequent owner, operator or user of any Product and any other Person that has or acquires an interest in any Product.

1.3      "ORDER" means Buyer's purchase order for Products.

1.4      "DOCUMENTATION" means Specifications and/or Inspection Procedures.

1.5 "INSPECTION PROCEDURES" means detailed inspection procedures for Product quality assurance and to assure compliance with Specifications in the form delivered to Seller.

1.6 "LOT" means the number of Products to be delivered for acceptance testing at the end of each week pursuant to firm delivery dates under an Order.

1.7 "PERSON" means any individual, corporation, partnership, trust, association or other entity.

1.8 "PURCHASED PRODUCT" means Product purchased by Buyer in accordance with the acceptance procedures under Section 4.1.

1.9 "PRODUCT" means the Coinstar, Inc. Jefferson-1000 Self Service Coin Machine and Ansel System Coin Counting Mechanism (and any spare parts or components of the same), with the exception of the Ansel Retrofit Kits, manufactured or to be manufactured by Seller, as more particularly described in the Specifications. Buyer and Seller may mutually agree to amend Exhibit A to include other electronic assemblies as specified in the future.

1.10 "SPECIFICATIONS" means the specifications for each Product in the form delivered to Seller, as may be changed from time to time pursuant to paragraph 2.1.

1.11 "TERM" means the period commencing with the date of this Agreement and ending on the third anniversary date of this Agreement. Thereafter, the Agreement shall continue automatically for subsequent one (1) year terms. Either party can terminate this Agreement by giving written notice to the other more than thirty (30) days prior to the end of any one (1) year term upon completion of the initial three (3) year term.

1.12 "TOOLING" means Buyer purchased tooling set forth in Exhibit B, as the same may be amended from time to time.

1.13 "WARRANTY PERIOD" means, with respect to each Purchased Product listed in Exhibit A, the period ending upon the expiration of eighteen (18) months after the date of shipment and invoice of such Product from Seller's Plant.

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1.14     "SPARE PARTS WARRANTY PERIOD" means the period ending upon the expiration of ninety (90) days after the date of installation of such Spare Part (but not to exceed six (6) months from the date of delivery of such spare part to Buyer). However, with respect to the Spare Parts listed in Exhibit C, Seller shall pass on the benefits of any extended warranty to Buyer. Upon Buyer's request and under normal circumstances, Seller will use best efforts to ship a reasonable quantity of the Spare Parts listed in Exhibit C to Buyer within 30 days.

SECTION 2.      PRODUCT CHANGES; TOOLING

2.1 CHANGES TO DOCUMENTATION. Seller shall revise the Documentation only in accordance with the Document Change Control Agreement set forth in Exhibit
D. Buyer shall be the owner of all Documentation and all associated patent, copyright, trade secret and other proprietary rights with the exception of Seller's proprietary manufacturing processes and Seller's proprietary STEMS software.

2.2 TOOLING. Seller shall hold the Tooling for use in the manufacture, assembly and testing of Products. Buyer shall bear the cost of manufacturing, preventative maintenance and normal wear repairing of all Tooling. Buyer shall be the owner of all Tooling (and Seller shall place a permanent marking on all Tooling showing Buyer's ownership and shall execute and deliver any and all documents as Buyer may reasonably request to vest, evidence or give public notice of Buyer's ownership). Seller shall deliver any and all Tooling to Buyer promptly on written request and in any event at the end of the Term in good operating condition and state of repair, ordinary wear and tear excepted, together with any and all related specifications, drawings, manuals, documentation and records (e.g., pertaining to the operation, maintenance and repair of the Tooling).

2.3 BUYER SUPPLIED COMPONENTS. Any parts inventory of Buyer supplied components shall remain the sole and exclusive property of Buyer.

SECTION 3.      PURCHASE AND SALE OF PRODUCTS

3.1 PURCHASE AGREEMENT. This Agreement is a supply agreement whereby the Buyer agrees to purchase Product for the term shown from the Seller. At a minimum, Buyer agrees to purchase all of its requirements for Product in the United States up to and including 1800 units per year during the initial three (3) year term of this Agreement. Buyer may choose to build Product itself or through a third party so long as the yearly commitment to Seller of 1800 units is not affected. Should the annual volume of units ordered by Buyer be greater than or less than 1800 units per year, Seller will re-calculate the unit price accordingly based on the pricing methodology in Exhibit A-1 and Exhibit F. Any volume price adjustments will be implemented as go forward pricing not retroactively. Buyer will provide Seller with an opportunity to bid on any Products for sale outside of the United States provided no exclusion of U.S. suppliers exists. Notwithstanding Seller's right to bid on any Products for sale outside of the United States, Buyer shall have the right to select any seller at its sole discretion.

3.2 EXCLUSION OF ANSEL RETROFIT KITS. Buyer and Seller agree to exclude the Product known as "Ansel Retrofit Kits" from this Agreement. Buyer and Seller agree to review Ansel System Retrofit Kit pricing within two (2) months of executing this Agreement. Buyer and Seller will work together to reduce the cost of the retrofit kits and upon mutual acceptance of terms will amend this Agreement to add the Ansel Retrofit Kits to the Product definition.

3.3 PRODUCTION PRODUCTS. Seller shall manufacture, sell and deliver to Buyer such Products as Buyer may order from Seller during the Term.

3.4 RIGHT TO BID ON NEW PRODUCT. Seller shall have the right to bid on the manufacture of any new Product that Buyer may decide to introduce during the term of this Agreement. For the purposes of this Agreement, new Product is defined as a Product which differs from the specifications in Exhibit A by more than 50% of component content, provided that such component content changes are not resultant from on-going cost reduction efforts or added product features to the Products listed in Exhibit A. Notwithstanding Seller's right to bid on new Product, Buyer shall have the right to select any seller at its sole discretion.

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3.5      SEGREGATION OF ENGINEERS AND EARLY NOTIFICATION OF COMPETING
PRODUCTS. During the term of this agreement, Seller agrees that the employee's of Seller that are engaged or have been engaged in the design and development of Buyer's product will not be used to develop or manufacture competing products. Seller further agrees to use it's best efforts to inform Buyer of the manufacture of competing products prior to any public announcement. If such disclosure is made, Buyer agrees to treat such information in confidence.

3.6 ORDERS; DELIVERY SCHEDULE. Each of Buyer's Orders for Products shall be submitted to Seller substantially in the form of a purchase order or such other form as may be utilized by Buyer for ordering Products under this Agreement. Each Order shall contain a description of the Products ordered, specify the shipping destination (if any at that time), specify the quantity of Products ordered and specify the dates on which each ordered Product is to be made available to Buyer for acceptance testing with respect to the first three month period covered by the Order schedule, along with a forecast of when additional Product will be acceptance tested for the remaining quarters covered by the Order. No less than ninety (90) days prior to such forecasted quarter, Buyer will supply Seller with a definitive schedule for Product acceptance testing timing and quantities for such quarter. The definitive quantity may vary from the forecasted quantity by plus or minus thirty percent (30%). Time is of the essence in this Agreement. If one or more Lots is not made available for delivery and acceptance testing in accordance with the definitive schedule provided by Buyer ("Short Lots(s)"), and the reason(s) for such delay are within the reasonable control of Seller, and Seller fails to ensure that, within eight (8) weeks from the date of the first Short Lot, the cumulative number of Products in Lots actually made available for acceptance testing and delivery is again equal to the number required through that date under the definitive schedule, Seller shall be in material breach of this Agreement and Buyer may terminate this Agreement and all or part of any outstanding Orders at any time thereafter. Upon such termination, Buyer shall pay Seller an amount equal to Seller's Burdened Costs (as defined in Section 3.9.2 below) for raw materials which are purchased by Seller (or which Seller has then placed non-cancelable purchase orders) specifically for the manufacture of such Products and which are returned to Seller's suppliers where possible, sold or otherwise disposed of as directed by Buyer.

3.7 PURCHASED PRICE. As full compensation for the Products and the performance of Seller's obligations under this Agreement, Buyer shall pay Seller the price for each Product as established in each order. Buyer requested changes to (a) the Documentation or (b) to ordering components for subassemblies resulting in a quantity less than the total purchase quantity for such Products under such Order, may cause an increase or decrease in underlying material costs, and therefore in the price of Products. All increases or decreases in material cost due to such changes will be passed on to Buyer as direct material cost increases or savings (as the case may be). Seller will provide Buyer detailed baseline cost and actual costs for any such changes to support any price adjustments made hereunder. The parties will work together to ensure that the mechanics and documentation of implementing price changes occur in an efficient manner for both Buyer and Seller. Burden rates as stated in Exhibit E will be fixed for the initial three (3) year term of this Agreement. Buyer and Seller agree to meet every three (3) months during the term of the Agreement to discuss the methodology (i.e., tooling, NRE, economic order buys, etc.) towards price reduction and reduction of actual costs to manufacture Products. Seller and Buyer agree to work together to continue to reduce the manufacturing cost of the Products where possible.

3.8 PAYMENT. Seller shall issue its invoice for the price of a Product upon Buyer's approval of the Product pursuant to paragraph 4.1. Buyer shall pay Seller the amount due under each of Seller's invoices within thirty (30) days after Buyer's receipt of the invoice. Seller shall promptly furnish Buyer with such documentation and information as Buyer may reasonably request to verify the amount due under any of Seller's invoices. Payments otherwise due or payable under this Agreement may be withheld by Buyer on account of any Product that does not comply with the warranty set forth in paragraph 7.1 or the failure of Seller to comply with any of its other obligations under this Agreement. Applicable taxes will appear as additional amounts owing on invoices.

3.9      CANCELLATION OF ORDERS.

         3.9.1. Buyer may not cancel any Order as it applies to Products scheduled for delivery within ninety (90) days after Buyer gives Seller such notice of the cancellation.

         3.9.2 Buyer may cancel any Order as it applies to Products scheduled for delivery more than ninety (90) days after Buyer gives Seller such notice of the cancellation; provided that, with respect to canceled Products scheduled for delivery more than ninety (90) days but less than three hundred sixty five (365) days after

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                Buyer gives Seller notice of the cancellation, Buyer shall agree to pay Seller an amount equal to Seller's Burdened Costs (as defined below) for raw materials which are purchased by Seller (or for which Seller has then placed non-cancelable purchase orders) specifically for the manufacture of such Products and which are returned to Seller's suppliers where possible, sold or otherwise disposed of as directed by Buyer. Seller's "Burdened Costs" shall equal the difference between the amount paid by Seller for such materials plus a handling charge of ten percent (10%) plus any bill back by Seller's suppliers for taking less than amounts ordered with respect to Product Orders and the amount of any refund, credit, allowance or compensation received by or on behalf of Seller for such return, sale or other disposition. Seller shall furnish Buyer such receipts, documents and other information as Buyer may reasonably request to verify Seller's net Burdened Costs under this Agreement.

         3.9.3 No cancellation shall relieve Buyer or Seller or any of their respective obligations under this Agreement as to any Products not canceled. If Buyer purports to cancel all or any part of any Order for Seller's breach or default and it is determined that Seller was not in breach or default that would permit such cancellation, then such cancellation shall be deemed to have been a cancellation pursuant to this paragraph and the rights and obligations of the parties shall be determined accordingly.

3.10 SPARE PARTS. Seller will produce and sell and provide Buyer with spare parts for the Products, which are configured and tested to the current Product Specifications pursuant to Orders for such spare parts. During the first term year of this Agreement, Buyer shall provide Seller with a 1 year forecast of spare parts requirements and shall provide firm orders for spare parts quarterly. Seller shall invoice Buyer for Seller's actual spare part direct material and assembly labor cost plus 10 percent (10%). For the subsequent term years of the Agreement, Seller shall invoice Buyer for Seller's actual spare part direct material and assembly labor cost plus 10 percent (10%) when spare parts are ordered with annual Product Orders. For spare parts orders not made in connection with annual Product Orders, Seller shall invoice Buyer for Seller's actual spare part direct material and assembly labor cost plus seventeen percent (17%). On Orders for spares that provide for future delivery to Buyer, Seller will reasonably accommodate Buyer's requests, as necessary, to delay delivery or utilize some portion of such spare parts in future Product manufacturing.

SECTION 4.      ACCEPTANCE, DELIVERY AND SHIPMENT

4.1 ACCEPTANCE. Delivery of Products to Buyer shall be deemed to have occurred upon acceptance of each lot of Products under any Order in accordance with the following acceptance procedure. Seller shall notify Buyer when a particular Product Lot is ready for acceptance testing. Buyer will promptly inspect all or a portion of such Product Lot at Seller's Plant. Buyer may conduct a statistical sampling of each such Lots of Products. If five percent (5%) or more of the lot fails to comply with the warranties set forth in paragraph 7.1, then Seller shall repair the non-conforming Products at Seller's plant using Seller's labor, tools, and materials, all at Seller's expense. However, if Seller will not be able to make, or does not make, such required repairs within a reasonable time, Buyer may, at its option, repair the non-complying Products and charge Seller the reasonable cost of the repair. Even if a Product Lot is accepted, Seller shall remain responsible to correct non-conformities in any Product in such Lot under paragraph 7.2.

4.2 STORAGE OF COMPLETED PRODUCTS. Accepted product lots shall be stored in clean and safe condition by Seller at Seller's Plant or any other mutually acceptable location until Buyer requests shipment of individual Products to Buyer's Plant. Seller shall retain all risk of loss with respect to such stored Products until shipment. Once accepted pursuant to Section 4.1, Buyer shall retain all right, title and interest in and to such Products. Seller shall execute any and all documents reasonably required in order to protect Buyer's ownership interest in all accepted and delivered Products. Seller shall maintain general liability and any other insurance reasonably required to insure against loss or damage of any nature to the Products and Tooling in amounts equal to the full insurable value thereof. At Buyer's request, Seller shall provide a certificate evidencing the above required insurance coverage.

4.3 SHIPMENT. Upon Buyer's request, Seller shall properly mark and otherwise identify each accepted Product for shipment to Buyer's Plant. Buyer shall arrange and pay for all transportation, handling, transit insurance, duties, governmental inspections and other requirements for delivery of the Products in accordance with this Agreement. Shipments shall be F.O.B. Seller's Plant.

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4.4      PACKAGING. Seller shall properly package the Purchased Product according to Buyer's instructions for protection against damage or deterioration that may result from shipment, handling, storage or other cause.

4.5 SCHEDULE. Seller shall make the Products available for Buyer's acceptance testing in accordance with the schedule set forth in the applicable Order, as revised and updated as described in Section 3.6.
However, Seller shall not be liable for delays in delivery due to causes which are not reasonably foreseeable, which are beyond Seller's control and which cannot be overcome by the exercise of reasonable diligence; provided that Seller gives Buyer prompt written notice of the circumstances giving rise to the delay, the anticipated duration of the delay and the action being taken by Seller of overcome or mitigate the delay. The specified delivery date shall be extended by the period of any such delay and the shipment schedule shall be recovered in accordance with section 3.6. unless otherwise agreed to by the parties. Shipment delays requested by the Buyer or due to Buyer supplied materials, design changes, software or other factors under the primary control of the Buyer may result in an inventory deposit from the Buyer to the Seller.

4.6. EXCESS AND OBSOLETE MATERIAL. During the performance of this Agreement, Seller will purchase materials to support the requirements of the Buyers program. Certain materials which Seller will acquire will be subject to minimum-buy requirements and quantity price breaks which may result in excess material accumulation which will be the responsibility of the Buyer. Additionally, design changes may cause materials to become obsolete. Obsolete materials due to a design change will be returned to suppliers when possible. Non-returnable inventory will be charged to the buyer. During the performance of this Supply Agreement, Seller will provide the Buyer with periodic updates of the status and amount of excess or obsolete material. Seller will use its best efforts to minimize the impact of excess material and/or obsolete materials on Buyer's program. Seller will return materials to suppliers for credit, less restocking fees, when appropriate. However, final costs associated with the accumulation of excess and obsolete materials are chargeable and payable by the Buyer. Any excess or obsolete inventories will be charged to the Buyer at Seller's cost plus material burden, but without profit. Disposition of excess or obsolete materials will be coordinated with the Buyer to minimize the impact of cost to the Buyer where possible.

SECTION 5.      INSPECTION

5.1 SELLER'S PLANT. Seller's Plant and all Tooling shall be subject to inspection by Buyer at any time during normal business hours upon twenty-four
(24) hours prior notice. Seller shall provide Buyer with safe and sufficient access for such inspection.

5.2 BY SELLER. Seller shall perform such detailed inspections and tests of each Purchased Product as are necessary to ensure that such Product complies with the requirements of this Agreement. Without limiting the generality of the foregoing, Seller shall:

         (a) comply with the Inspection Procedures applicable to each Purchased Product;

         (b) inspect and test all materials and components to be incorporated in any Purchased Product on receipt in order to assure material and component quality; and

         (c) keep and maintain complete and adequate records of all inspections and test performed on Purchased Products, and make such records available to Buyer for examination, copying and audit.

5.3 BY BUYER. All Products shall at all times be subject to inspection and testing by Buyer upon 24 hours prior notice to Seller. Seller shall provide Buyer with safe and sufficient access, equipment and facilities for any such inspection or test prior to delivery. No acceptance of any Products shall be construed to result from any inspection, test or delay or failure to inspect or test by Buyer prior to final inspection and test of such Products by Buyer. Buyer shall be afforded a reasonable opportunity to inspect each Product for damage at its specified destination. No inspection, test, delay or failure to inspect or test, or failure to discover any defect or noncompliance by Buyer shall relieve Seller of any of its obligations under this Agreement or impair Buyer's right to reject defective or non-complying Products or any other right or remedy afforded to Buyer.

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SECTION 6.      COMPLIANCE WITH LAWS AND STANDARDS

6.1 GENERAL. Seller shall comply (and shall ensure that all Products and Seller's subcontractors and suppliers of every tier comply) with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other requirements, now or hereafter in effect, of any governmental authority. Seller shall furnish such documents as may be required to effect or evidence such compliance. All laws, ordinances, rules, regulations and order required to be incorporated in agreements of this character are incorporated in this Agreement by reference.

6.2 INDUSTRY STANDARDS. Seller shall produce all Products in accordance with, and shall ensure that each Product complies with, the following requirements as now or hereafter in effect:

         (a) Federal Communications Commission ("FCC") Class "A" Standard agency approvals and;

         (b)  Underwriters Laboratory ("UL") Standard 751 agency approvals.

Seller shall provide buyer with such specifications, testimony and other assistance as Buyer may reasonably request in connection with the listing, approval, registration or satisfaction of similar requirements of any trade association or other organization, as the same may apply to the Product.

SECTION 7.      WARRANTY

7.1      WARRANTY. Seller warrants to Buyer that:

         (a) each Product shall be free from defects in material and workmanship;

         (b) each Product shall be free from all defects in design, except to the extent manufactured to a detailed design furnished by Buyer;

         (c) all materials, parts components and other items incorporated in any Product shall be new and suitable for its intended purposes;

         (d)  all Products shall strictly comply with the Documentation; and

         (e) each Product shall comply with the requirements of this Agreement and the Order pursuant to which it is purchased by Buyer.

7.2 CORRECTION OF NONCOMPLIANCE If at any time during the Warranty Period Buyer notifies Seller of any failure to comply with the warranty set forth in paragraph 7.1, Seller shall promptly correct such noncompliance (e.g., repair or replacement of the noncomplying Product) and remedy any damage to the Product resulting from such failure. Buyer will pay the costs of transportation to Seller's Plant for warranty service. Seller will pay all other transportation and other costs incidental to such correction and remedying. If Buyer rejects any Products that do not comply with the warranty set forth in paragraph 7.1, Seller shall have a reasonable time to correct the noncompliance. If Seller fails to correct the noncompliance within a reasonable time, Buyer may cancel the Order as it applies to the noncomplying Products only without any cost, obligation or liability to Buyer with respect to such noncomplying Products and without prejudice to any other rights or remedies of Buyer with respect to such noncompliance (e.g., as to damages or cover).

7.3 SELLER'S FAILURE TO CORRECT NONCOMPLIANCE. If during the Warranty Period Buyer requests Seller to correct any Product that does not comply with the warranty set forth in paragraph 7.1 and Seller thereafter fails to correct the noncompliance or otherwise comply with the requirements of paragraph 7.2, or indicates its inability or unwillingness to comply, then Buyer may perform (or cause performance of) the correction or otherwise achieve compliance by the most expeditious means available to it (by contract or otherwise) and charge to or otherwise recover (for example, by offset against the compensation otherwise payable to Seller under this Agreement) from Seller all reasonable costs thereof that are associated with the direct repair of the Product. Buyer's right to perform corrections, achieve compliance and recover the costs thereof from Seller shall not be interpreted or

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construed as obligating Buyer to make any correction or otherwise achieve compliance. Further, Seller's obligations (including warranty) shall not be limited or reduced in any way because of any corrections performed or caused to be performed by Buyer or Buyer's rights to perform the same. However, Seller will have no obligation for damage to a Product where such damage is caused by the efforts of Buyer or Buyer's representative in correcting the noncompliance.

7.4 RESPONSE TIME. Seller shall use its best efforts to perform such warranty service by a qualified service technician within (10) business days from the time that Seller receives the defective Product part, assuming material availability. If the claim is not within Seller's warranty obligations under this paragraph 7, Seller shall immediately notify Buyer and, at Buyer's option, shall either return such Product part to Buyer or shall perform the required service under paragraph 7.5 as directed by Buyer.

7.5 SERVICE NOT COVERED BY WARRANTY. In the event that any Product requires repair or other service that is not covered by Seller's warranty obligations under this paragraph 7 (e.g., after expiration of the Warranty Period), Seller shall provide such service at a rate as may be agreed upon by the parties. Seller shall use its best efforts to complete such repairs within four (4) business days in the case of a priority repair and within ten
(10) business days in the case of a normal repair.

7.6 SPARE PARTS. Seller warrants that spare parts shall be free from defects in material and workmanship. If at any time during the Spare Parts Warranty Period any spare part provided pursuant to this Section does not conform with the above, the Buyer or, at the Buyer's option, the Buyer's designee shall return such spare part to the Seller. The Seller shall, within seven (7) days following receipt of the part, promptly repair or replace such spare part (dependent on material availability) without charge and refund to the Buyer or the Buyer's designee freight paid by the Buyer or the Buyer's designee for the original and return shipment. Such freight cost shall not exceed the then current surface rate, freight charge charged by United Parcel Service ("UPS") or, if such UPS freight charge is not readily available, the rate charged by a shipping company similar to UPS.

7.7 SPARE PARTS WARRANTY. The Buyer and Seller will jointly create and periodically review a list of spare components (not to exceed 15 parts) which require extended (one (1) year) warranty per 1.14. Should the Seller's suppliers provide an extended warranty to the Seller at no cost that same warranty will be passed on to the Buyer at no cost. Should the Seller's supplier not provide such warranty, the Buyer and Seller will negotiate in good faith on the additional cost associated with supplying an extended warranty.

7.8 ONGOING ENGINEERING SERVICE. Seller shall provide such technical support services to Buyer as the parties may agree upon during the Term and thereafter until the expiration of the Warranty Period for all Products delivered under this Agreement. Such services may include, without limitation, engineering consulting services to modify, correct or enhance any Product to perform according to its specifications or to its intended function. Seller's engineering hourly rates for the Term are set forth on Exhibit E.

SECTION 8.      ADDITIONAL OBLIGATIONS OF SELLER

8.1 PROPRIETARY NATURE OF PRODUCTS. The Documentation, Tooling and Products involve valuable patent, copyright, trade secret and other proprietary rights of Buyer. Accordingly, Seller shall not, without Buyer's prior written consent;

         (a)  sell any Product to any person other than the Buyer;

         (b) manufacture any product except for sale to Buyer under this Agreement;

         (c) deliver or disclose any Documentation, Tooling, or any confidential or proprietary information of or relating to Buyer (e.g., whether of a technical, financial, business, trade secret or other nature) to any Person other than Buyer; or

         (d) use any Documentation or Tooling for any purpose other than the manufacture of Products for sale to Buyer under this Agreement.

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Seller and Buyer shall each maintain as confidential any specifications, drawings, blueprints, data, business information, trade secrets, manufacturing processes, or other confidential information which Seller or Buyer learns or acquires by virtue of this Agreement.

8.2 COMPONENT SPECIFICATIONS. Seller shall provide upon request from Buyer a complete list of all parts and components used in the Product and the manufacturers of such parts and components, specifically noting which parts or components are available only from the manufacturer listed. Seller shall ensure that all Products and pertinent parts and components of all Products are serialized and otherwise identified in accordance with any reasonable requirements by Buyer.

8.3 PRODUCT DEFECT NOTIFICATION. Seller shall immediately notify Buyer by fax or telephone of any material or recurring defect, deficiency or nonconformity discovered with respect to the Product.

8.4 MODIFICATION. Seller shall not modify or authorize any modification affecting form, fit or function of any Product, or which would be significant with respect to requirements of any governmental authority, without the prior written consent of Buyer. Seller shall promptly disclose in writing to Buyer all potential modifications (includin, but not necessarily limited to, alterations, improvements and enhancements), methods, applications, inventions, ideas and know-how relating to the Product made by Seller during the Term.

8.5 IMPROVEMENTS. Seller hereby acknowledges that improvements to the Product funded by the Buyer, which are unique to Buyer's program, shall be the sole property of Buyer, and Seller shall provide Buyer, at Buyer's request and at a reasonable charge, reasonable assistance in securing patents for such improvements. Seller agrees to promptly disclose improvements to Buyer and to execute documents reasonably requested by Buyer to evidence Buyer's ownership of such improvements. Manufacturing process improvements developed by the Seller shall be the property of the Seller.

SECTION 9.      NOTICES

9.1 NOTICES. Any notice, request, authorization, direction or other communications under this Agreement shall be given in writing and be delivered in person or by first-class U.S. mail, properly addressed and stamped with the required postage, to the intended recipient as follows:

     If to Seller:                  If to Buyer:
     Steven F. Bahr                 Scott Dean
     Contracts Manager              Director of Manufacturing and Quality
     SeaMED Corporation             Coinstar, Inc.
     14500 NE 87th Street           1800-114th Avenue SE
     Redmond, WA 98052              Bellevue, WA 98004

     with copies to:                with copies to:
     Vice President, Operations     Vice President, Program Management
                                    and Development

Either party may change its address specified above by giving the other party notice of such change in accordance with this paragraph.

9.2 INDEPENDENT CONTRACTOR. Seller is an independent contractor, not an agent or representative of Buyer. Seller shall not have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of or to otherwise bind Buyer. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership between the parties or to impose any partnership obligation or liability upon either party.

9.3 NONWAIVER. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

9.4 SURVIVAL. Paragraphs 6, 7 and 8.1 (and all provisions of this Agreement which may reasonably be interpreted or construed as surviving the completion, expiration, termination or cancellation of this Agreement) shall survive the completion, expiration, termination or cancellation of this Agreement.

9.5 ENTIRE AGREEMENT. This Agreement and all outstanding purchase orders from Buyer to Seller for Product set forth the entire agreement, and supersede any and all prior agreements, of the parties with respect to the Products. No additional or different provisions proposed by Buyer or Seller shall apply and are herby rejected, unless provisions are specifically agreed to in writing by both parties. If any term of this Agreement conflicts with any term of an issued Purchase Order, this Agreement shall take precedence. Any terms or conditions in the Purchase Order not covered under this Agreement must be specified on the front of purchase orders and must be mutually and explicitly agreed to by both the Buyer and Seller.

9.6 AMENDMENT. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the party to be bound thereby.

9.7 SUCCESSORS AND ASSIGNS. Neither party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party; provided, however, that either party may assign this Agreement or any of its rights, interests or benefits in this Agreement without such consent to any entity which is wholly owned or controlled by, which owns or controls or which is under common control with the assigning party. No assignment with or without such consent shall relieve or release either party of any of its obligations under this Agreement. Subject to the foregoing restriction on assignments, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, assigns and legal representatives.

9.8 APPLICABLE LAW. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Washington, except to the extent such laws may be preempted by the laws of the United States of America. Seller shall not commence or prosecute any suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement, other than in the courts of the State of Washington or the District Court of the United States, Western Division, State of Washington. Seller irrevocably consents to the jurisdiction of the courts of the State of Washington with venue laid in King County and of the District Court of the United States, Western Division, State of Washington.

9.9 FORCE MAJEURE. Neither party shall be liable for any failure to perform or delay in performing any of its obligations hereunder when such failure or delay is due to one or more of the following circumstances: any natural catatrosphe, fire, war, riot or civil unrest, or any act, regulation, restriction, order or intervention of any governmental authority. Upon the occurrence of such circumstance(s), the affected party shall immediately notify the other party, keep the other party informed of any further developments and use all commercially reasonable efforts to overcome the force majeure event. Immediately after such condition is removed, the affected party shall perform such obligation with all due speed.

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement under seal as of the date(s) set forth below.


          SEAMED CORPORATION
               SELLER                                       BUYER

             /s/ Donald Rich                       /s/ Daniel A. Gerrity
     -------------------------------            ---------------------------
               (Signature)                                (Signature)


              Donald Rich                            Daniel A. Gerrity
     -------------------------------            ---------------------------
             (Printed Name)                           (Printed Name)


                                                       President and
           Sr. V.P., Operations                   Chief Operating Officer
     -------------------------------            ---------------------------
                 (Title)                                  (Title)


              May 14, 1998                               May 15, 1998
     -------------------------------            ---------------------------
                  (Date)                                   (Date)

                                  EXHIBIT A

                        PRODUCTS, PRICING & LEAD TIME


             Products                                          Pricing
             --------                                          -------
     Jefferson-1000 Self Service Coin                         Exhibit A-1
        Machine including the Ansel
      System Coin Counting Mechanism

       (Project Clatskanie including
             Project Cascade)

                                 EXHIBIT A-1

                              SEAMED CORPORATION
                                   COINSTAR
                     UNIT PRICING FOR THE COINSTAR C6005
          (assumes annual volume of 2000/year and a 3 year agreement)

                                        Initial          Estimated Price after 6 months      Estimated Price after 1 Year
                                   Production Price      w/Tooling and Labor Efficiency     w/Tooling and Labor Efficiency
                                   ----------------      ------------------------------     ------------------------------
Manufacturing Material                  $ 6,255                     $  6,032                            $ 6,032

Outplant Costs                              171                          171                                171

Assembly Labor              19.00           266          18.00           252                17.00           238
                                        -------                     --------                            -------
Direct cost                               6,692                        6,455                              6,441
                                        -------                     --------                            -------
                                        -------                     --------                            -------

Service Fee                               2,872                        2,776                              2,742
                                        -------                     --------                            -------

UNIT PRICE BEFORE SALES TAX               9,564                        9,231                              9,183
                                        -------                     --------                            -------
                                        -------                     --------                            -------

Sales Tax @8.6%                             823                          794                                790
                                        -------                     --------                            -------

UNIT PRICE INCLUDING SALES TAX          $10,387                     $10,025                             $ 9,973
                                        -------                     --------                            -------
                                        -------                     --------                            -------


  *Includes savings from Long-term agreements, learning curve, and design refinements

 **Includes above savings, reduced material costs from tooling and reduced direct labor

***Includes above savings and reduced direct labor

                                  EXHIBIT B

                                   TOOLING


 Number     Part                                Location
--------    ----                                --------
    2       I/O Board Tester                    SeaMED - Redmond, WA
    1       PC (used for disk replication)      SeaMED - Redmond, WA
    1       RIM Tool Left Door                  Design Octaves - Santa Cruz, CA
    1       RIM Tool Right Door                 Design Octaves - Santa Cruz, CA
    1       RIM Tool Monitor Bezel              Design Octaves - Santa Cruz, CA
    1       RIM Tool ISP Module (Jan 97)        Design Octaves - Santa Cruz, CA
    1       Frame Set Fixture (3 pieces)        3D - Bothell, WA
    1       Keypad Tool                         CRT - Bothell, WA
    1       Keypad Tool (Jan 97)                Design Mark - MA
    1       Pressure Form Tool Left Pyramid     Accel Plastics - Auburn, WA
    1       Injection Mold Coin Chute           Accel Plastics - Auburn, WA
Multiple    Silk Screens                        Applied Finishing - Mukilteo, WA
   200      Frame Set Shipping Pallets          3D/SeaMED
    1       Extrusion Die                       Technical Dynamics Aluminum -
                                                Portland, OR
    1       Injection Mold P/N 60761 & 60917    Vaupell Industrial Plastics - Seattle, WA
    1       Injection Mold P/N 60755            Vaupell Industrial Plastics - Seattle, WA
    1       Injection Mold P/N 60915            Vaupell Industrial Plastics - Seattle, WA
    1       Injection Mold P/N 60754            Vaupell Industrial Plastics - Seattle, WA
    1       Injection Mold P/N 60756            Vaupell Industrial Plastics - Seattle, WA

                                  EXHIBIT C

                      EXTENDED WARRANTY SPARE PARTS LIST


Part Number/Vendor     Description                        Warranty*
------------------     ------------                       ---------
61104/Celestica        SDRAM 32 MB 168 PIN DIMM           Lifetime
61100/DFI              Motherboard Assembled 233 MHZ      3 years
61040/US Robotics      Modem International                5 years
60957/Cardex           Video Card 3D VGA 2MB EDQ DRA      1 year
36518/Seagate          Hard Drive 1.7 Gig Enhanced        3 years
60843/Micron           RAM 16MB 72 PIN SIMM               Lifetime
60839/BTC              Sound Card 16 BIT Stereo ISA       1 year

When SEAMED's PC Board Assembly supplier becomes a "turn key" supplier, SeaMED will add applicable PC Board assemblies to this Exhibit C. The warranty on these PC Board assemblies is expected to be 1 year.

*The Extended Warranty offered is supplier dependent. A change of supplier may result in a decreased or incresed warranty. SeaMED will review and update this list periodically.

                               EXHIBIT D

                   DOCUMENT CHANGE CONTROL AGREEMENT
                between SeaMED Corporation and Coinstar
              for Project Cascade and Project Clatskanie
                            February 12, 1998


1.     Purpose and scope of this agreement.

       1.1. The objective of this agreement is to define the document change control process for documents involved in SeaMED's manufacture of devices for Coinstar.

       1.2. It is a goal of this agreement that there be only one document and one point of change control for each item and/or document.

       1.3. Since SeaMED is the manufacturer and purchaser of the device's component parts (but is not the originator of a large portion of the documentation of components used in the previous Coinstar product now referred to as Project Celilo), engineering change control for all related documentation will reside at SeaMED. To ensure uniform document content, Coinstar should release only the SeaMED-supplied version of any document, in those cases where both companies release a document. Changes should be made by the terms of this agreement.

       1.4. Engineering change control for the unique mechanical design and manufacturing/test documentation of Project Clatskanie will reside at SeaMED.

       1.5. Coinstar retains ownership of all previous documentation as well as all Coinstar-related SeaMED generated documentation.

       1.6. To ensure uniform drawing content, Coinstar will provide only released documentation to SeaMED.

       1.7. SeaMED will administer change control in accordance with SeaMED Document Change Procedure (Document # 900319) and Manufacturing Adjustments Procedure (Document # 1000915), including determination of change classes as described below.

       1.8. Coinstar will control and administer change in accordance with their standard practices, (Lotus Notes, for example) including determination of change classes, effectivity, etc.

       1.9. This agreement affects all documents at Production-level release in the Device Master Record Index of products that SeaMED manufactures for Coinstar.

2. Document Change Procedure. This procedure first defines the classes of changes; then describes the mechanics of the change process based on those classifications per SeaMED's Internal Quality Assurance requirements.

       2.1. Document classifications; Documents may be described as either generic or product-specific. The generic category includes Source and Specification Control Drawings (SCD) used for buying and inspecting commercially available "off-the-shelf" parts. Product-specific documents include all documents that are unique to the design of the product.

       2.2. Document Change Classifications. (SeaMED originated drawings, i.e. Clatskanie or Cascade Project)

                2.2.1.  Class 0: Changes to generic documents. Class 0
                        changes do not fit within the definition of Class 1, 2 or 3 changes. Class 0 changes do not require customer approval or notification.

                2.2.2. Class 1: Changes to product-specific or generic documents where there is no impact on component or assembly specifications/limits/dimensions, regulatory compliance, appearance, cosmetic criteria, manufacturing or test processes, qualification status, increase in manufacturing costs, and scheduled shipping dates. Class 1 changes do not require customer approval, but do require customer notification within one (1) working day after approval by SeaMED.

                2.2.3. Class 2: Changes to product-specific or generic documents where there is no impact on end-item specifications/limits/dimensions, intended use or operation, labeling, regulatory compliance, appearance, cosmetic criteria, special processes, qualification status, increase in manufacturing or service costs, and scheduled shipping dates. Class 2 changes do not require customer approval, but do require customer notification within one (1) working day after approval by SeaMED.

                2.2.4. Class 3: this is a Class 2 change where there is impact on end-item specifications/limits/dimensions, intended use or operation, labeling, regulatory compliance, appearance, cosmetic criteria, special processes, design verification status, increase in manufacturing or service costs, and scheduled shipping dates. Class 3 changes require customer approval.

3.     Mechanics of the change process.

       3.1 It is a goal of this agreement that all correspondence regarding document changes be handled promptly and efficiently. Delays can seriously upset scheduled buys, work orders, and shipments.

       3.2 SeaMED Documentation Control will handle all correspondence for SeaMED regarding document changes.

       3.3 Coinstar will notify SeaMED by telefax, Lotus Notes Engineering Change Orders database of change requests to Coinstar-related drawings.

       3.4 SeaMED will notify Coinstar by telefax of Class 1 and 2 changes as they are signed and implemented.

       3.5. SeaMED will submit Class 3 changes to Coinstar by telefax for approval after SeaMED's Change Control Board has approved the proposed change.

       3.6. Coinstar will designate one representative and one alternate with authority to approve/disapprove proposed changes as they are presented by SeaMED. Proposed changes should be addressed within one week.

       3.7. Coinstar may request a change to any document, generic or product-specific, by submitting a written change request (or Lotus Notes Engineering Change Orders database). Change requests are to be signed by the designated Coinstar representative, or their alternate, with the authority to approve/disapprove the request. SeaMED should address requested changes in one week or less.

       3.8. As previously agreed to between Coinstar and SeaMED, Coinstar authorizes Gordon Overbye the ability to sign for Coinstar to approve changes in certain instances. SeaMED does not need an approval signature from Coinstar when Coinstar has generated an ECO. Gordon is authorized to sign for Coinstar when Coinstar has already written an ECO or clearly defined and outlined Coinstar's objectives and intent. The purpose of this authorization is to allow SeaMED the ability to make changes expeditiously.

       3.9. SeaMED will periodically provide copies of all incorporated changes to product specific documents.

4.     Costs associated with document changes.

       4.1. A certain number of changes is normal during the life of a product. Also, once production is underway, SeaMED or Coinstar may suggest changes to ease manufacture or inspection. SeaMED may elect to waive the administrative costs associated with these changes.

      4.2. Changes which occur at Coinstar request, regarding the established design of the product or affecting parts already ordered or in SeaMED's inventory, will be considered individually. In some cases, an administrative charge may be assessed by SeaMED for the cost of processing and incorporating a change above and beyond normal processing and aside from any material costs involved.



Agreed to, for Coinstar, Inc. by  /s/ Russell Borgmann   on   26 March 1998
                                 -----------------------     ----------------

Agreed to, for SeaMED Corp., by /s/ Kimberly A. Marfield on   3/27/98
                                ------------------------    ----------------
    Documentation Control

    Project Director                   [ILLEGIBLE]       on   3/26/98
                                ------------------------    ----------------

Coinstar designated representatives with authority to approve/disapprove proposed changes. Coinstar is responsible for providing SeaMED with updated names of designated representatives.

                  Name (printed)         Signature          Initial

Representative  Russell Borgmann  /s/ Russell Borgmann        RAB
                ----------------- ----------------------     -----
Alternate       Cheryl D. Germany /s/ Cheryl D. Germany       CDG
                ----------------- ----------------------     -----
Alternate       Scott A. Dean     /s/ Scott A. Dean           SAD
                ----------------- ----------------------     -----

                                EXHIBIT E - RATES

                      HOURLY RATES FOR ENGINEERING SERVICES

        TITLE          SUSTAINING ENGINEERING   DEVELOPMENT ENGINEERING
                              HOURLY RATE            HOURLY RATE
Project Director                  $85                  $100

Engineer                          $75                   $90

Designer                          $55                   $60

Engineering Tech                  $40                   $50


The level of engineering work required is dependent upon the scope of the proposed Project. Sustaining Engineering does not require a full Project Team or a unique Project Plan (i.e. continuous improvements, component obsolescence). Development Engineering typically requires a full Project
Team and a specific Project Plan.

Engineering Rates will be fixed for the initial three (3) year term of this Agreement. The rates shall be subject to adjustment as forth on page 2 of this Exhibit E.



                               PRODUCTION PRICING RATES*

                                           BURDEN RATE
                   Material Burden         7.0% of Total Material Costs

                   Outplant Burden         7.0% of Total Outplant Costs

                   Assembly Overhead       199.3% of Direct Labor Costs

                   Warranty                0.5% of Sell Price

                   Freight                 1.0% of Material Costs

                   SGA                     7.8% of Sell Price

                   Profit Margin           12.0% of Sell Price

                   *These rates are based on annual volumes of 1800-2200
                    units.

                                   EXHIBIT E-PAGE 2

                    ABNORMAL INFLATION CLAUSE FOR ENGINEERING RATES



RATE ADJUSTMENT:

                      _    _
                     |  S   |
                     |   1  |
       RateN = RateN |(----)|
                    1|  S   |
                     |_  0 _|

Where:


Rate      =  Fixed rate of services in calendar year N.
    N

RateN     =  Fixed rate of services in calendar year N-1.
     1

S         =  Average of the months October of the year N-1 through November
 1           of the year N-1 of the Producer Price Index for SIC Code 8711 as published by the US. Department of Labor.

S         =  Average of the months October of the year N-2 through November
 0           of the year N-2 of the Producer Price Index for SIC Code 8711 as published by the US. Department of Labor. Inflation to be adjusted prior to December 31, of year N-1 for services in year
             N.

        The hourly rates for engineering services for the base year (1998) will remain in effect through the term of the agreement and shall only be subject to adjustment for "abnormal" inflation. Abnormal inflation shall be defined as any increase in excess of 7% in the Producer Price index for Engineering Design, analysis and consulting services (Standard Industrial Classification 8711). The inflation percentage shall be calculated annually and rates, if necessary, will adjust at the beginning of the calendar year. The first review period will be January 1999. In the event that the inflation is in excess of 7% the hourly rates will adjust by one-half of the calculated inflation rate. The newly calculated rate would then be used as the base year for future adjustments.

        In the event the US. Department of Labor - Bureau of Labor Statistics discontinues or alters its method of determining the index listed herein, the parties shall agree upon appropriate substitute or adjustment of basis for use in this Article.

                                       17